Exhibit 99.h.10.a

AMENDED AND RESTATED EXHIBIT A

EFFECTIVE FEBRUARY 28, 2025

to the abrdn Funds Expense Limitation and Reimbursement Agreement dated May 9, 2022

between

ABRDN FUNDS and

ABRDN INC.

(the “Agreement”)

Name of Fund	Expense Limitation*
abrdn EM SMA Completion Fund	0.00%

* Unless otherwise noted, this contract may not be terminated before February 28, 2026.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Exhibit A to be executed in its name and on its behalf by its duly authorized representative as of February 28, 2025.

ABRDN FUNDS

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

ABRDN INC.

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President